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                              ADOBE SYSTEMS INCORPORATED

                                   EXHIBIT 10.21.3

                             REVISED EXECUTIVE BONUS PLAN


   Beginning in fiscal 1997, a management by objective ("MBO") bonus will be paid, on a semi-annual basis, as a percentage of annual base salary. A significant portion of the bonus is determined by the Company's overall performance on revenue and operating income performance to plan. For executives who are general managers of either a division or geography, their relevant division/geography performance is also a significant component. A third component is based upon the individual's achievement of objectives. In addition, if the Company exceeds the established targets by a predetermined percentage, then the executives would be eligible to receive an overachievement bonus. The latter bonus does not apply to the portion of MBO bonus related to the achievement of individual objectives.